UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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HANGOVER JOE'S HOLDING CORPORATION
 (Name of Registrant As Specified In Its Charter)

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HANGOVER JOE'S HOLDING CORP.
9457 S. University #349
Highlands Ranch, CO 80126
303-872-5939

INFORMATION STATEMENT
PURSUANT TO SECTION 14
OF THE SECURITIES EXCHANGE ACT OF 1934
AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE NOT REQUESTED TO SEND US A PROXY

Highlands Ranch, Colorado *, 2014

This information statement has been mailed on or about *, 2014 to the stockholders of record on *, 2014 (the “Record Date”) of Hangover Joe's Holding Corp. , a Colorado corporation (the "Company") in connection with certain actions to be taken by the written consent by stockholders holding a majority of the voting shares of the Company, dated as of February 3, 2014.  The actions to be taken pursuant to the written consent shall be taken on or about *, 2014, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

By Order of the Board of Directors,

/s/ Matthew Veal
Interim Chief Executive Officer and Director

NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS HOLDING A MAJORITY OF THE VOTING SHARES OF THE COMPANY IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED FEBRUARY 3, 2014

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to a written consent of stockholders holding a majority of the issued and outstanding shares of the Company dated February 3, 2014, in lieu of a special meeting of the stockholders.  Such action will be taken on or about *, 2014:

•
To amend the Company's Articles of Incorporation, (the “Articles of Incorporation”) to increase the number of authorized shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company from 150,000,000 shares to 500,000,000 shares.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company's authorized capitalization consisted of 150,000,000 shares of Common Stock, of which   138,066,309 shares were issued and outstanding, which such number of issued and outstanding shares includes 700,008 shares of common stock under the Series A Preferred.  Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.  In addition, the Company has authorized 10,000,000 shares of preferred stock, par value $0.10 per share, of which 425,000 have been designated as Series A Preferred Shares, 125,000 have been designated as Series B Preferred Shares and 5,000,000 have been designated as Series C Preferred Shares.  There are currently 87,501 issued and outstanding Series A Preferred Shares which are entitled to vote on an as-converted basis of 700,008 shares of common stock.  There are currently no issued and outstanding Series B Preferred Shares or Series C Preferred Shares.

The holders of outstanding shares of Series A Preferred Shares (the "Series A Preferred") are entitled to notice of any shareholders’ meeting and to vote as a single class with the common stock upon any matter submitted for approval by the holders of common stock, on an as-converted basis. Each share of Series A Preferred shall have eight votes per share. If any dividend or distribution is declared or paid by the Company on common stock, whether payable in cash, property, securities or rights to acquire securities, the holders of the Series A Preferred will be entitled to participate with the holders of common stock in such dividend or distribution, as defined.

Additionally, upon liquidation, dissolution or winding up on the Company, the Series A Preferred shareholders are entitled to be paid together with the common shareholders on a pro-rata basis.  The Series A Preferred shareholders may convert such shares of Series A Preferred in whole or in part, at any time, or from time-to-time upon written notice to the Company subject to the terms set forth below. The Series A Preferred may, or shall, be converted into shares of the Company’s authorized but unissued common stock on the following bases: (i) At the option of the holder, at any time before the “Financial Milestone” is met each share of Series A Preferred shall be convertible into eight shares of the Company’s common stock. (ii) Upon the “Financial Milestone” being met, each share of Series A Preferred shall automatically be converted into 28.8 shares of the Company’s common stock. (iii) If the “Financial Milestone” has not been met by October 8, 2013, each share of Series A Preferred then outstanding shall automatically be converted into eight shares of the Corporation’s Common Stock.

On January 10, 2013, the Board of Directors approved the authorization of 125,000 Series B Preferred Shares.  In connection with the TCA transaction, the Company issued 125,000 shares of Series B Preferred Shares. The Series B Preferred Shares ranks pari passu to the Common Stock. The Holder of outstanding shares of Series B Preferred Shares is entitled to notice of any shareholders’ meeting and to vote as a single class with the Common Stock upon any matter submitted for approval by the holders of common stock. Each share of Series B Preferred Shares has one vote per share. All outstanding shares of Series B Preferred Stock are entitled to be paid the “Liquidation Preference,” which is defined and calculated as follows: $125,000 in the aggregate (not on a per share basis), payable monthly at various amounts, and due in full by virtue of the TCA default.  As a result of the redemption of the Series B Preferred Shares, there are currently no issued and outstanding Series B Preferred Shares.

 In April 2013, the Board of Directors approved the authorization of 5,000,000 shares of Series C Preferred Stock (the “Series C Preferred Stock”). The Series C Preferred shares have voting rights equal to three votes per share and contain an automatic conversion into 15,000,000 common shares immediately upon the Company obtaining shareholder approval of, and filing with the Colorado Secretary of State, an increase in authorized common stock to at least 200,000,000 shares.

            On April 12, 2013, the Company executed a term sheet with an accredited investor (“Investor”) for a proposed investment of $1,000,000 in the Company in exchange for 15,000,000 shares of common stock, 5,000,000 shares of Series C Preferred Stock, and warrants to acquire 500,000 shares of common stock at $0.12 per share for a period of five years. The first tranche of $500,000 was to be deposited on or before May 17, 2013 in exchange for 15,000,000 shares of common stock and warrants to acquire 250,000 common shares described above. The second tranche of $500,000 is to be deposited on or before September 20, 2013 in exchange for 5,000,000 shares of Series C Preferred Stock and warrants to acquire 250,000 common shares described above. As of September 30, 2013, the Company received $320,500 toward the first investment tranche.  There are currently no issued and outstanding Series C Preferred Shares and the Investor agreed to accept shares of common stock in lieu of Series C Preferred Shares.

The common shares and underlying common shares attributable to the Series C Preferred Stock and warrants will have piggyback registration rights that will be triggered if the Company files a registration statement with the Securities and Exchange Commission for the resale of other securities. The warrants may be redeemed by the Company if certain conditions are met, including that the shares underlying the warrants have been registered and the common stock trades at or above $.20 per share for 20 trading days. The Investor will be entitled to one seat on the Company's Board of Directors, and certain other development and distribution rights, as defined.

 Of the 10,000,000 shares of the Company’s authorized Preferred Stock, ($0.10 par value per share), the Company plans to designate Series D Convertible Preferred Stock (the “Series D Preferred”).  The holders of outstanding shares of Series D Preferred will be entitled to notice of any shareholders’ meeting and to vote as a single class with the common stock upon any matter submitted for approval by the holders of common stock, on an as-converted basis, as defined. Each share of Series D Preferred shall have one hundred votes per share. If any dividend or distribution is declared or paid by the Company on common stock, whether payable in cash, property, securities or rights to acquire securities, the holders of the Series D Preferred will be entitled to participate with the holders of common stock in such dividend or distribution, as defined.  There are currently no issued and outstanding Series D Preferred Shares.

Additionally, upon liquidation, dissolution or winding up on the Company, the Series D Preferred shareholders are entitled to be paid together with the common shareholders on a pro-rata basis.  The Series D Preferred holders may convert such shares of Series D Preferred in whole or in part, at any time, or from time-to-time upon written notice to the Company subject to the terms set forth below. The Series D Preferred may, or shall, be converted into shares of the Company’s authorized but unissued common stock at the option of the holder, at any time after the Company is able to successfully increase its authorized common shares to 500,000,000 each share of Series D Preferred shall be convertible into one hundred shares of the Company’s common stock.  Additionally, The Company may automatically convert such shares six months after the increase in authorized shares. There are currently no issued and outstanding Series D Preferred Shares.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the actions will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders.  The Company anticipates that the actions contemplated herein will be effected on or about the close of business on *, 2014.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to stockholders pursuant Corporations and Associations Act of the State of Colorado.

ABOUT THE INFORMATION STATEMENT

WHAT IS THE PURPOSE OF THE INFORMATION STATEMENT?

 This Information Statement is being furnished to you pursuant to Section 14 of the Securities Exchange Act of 1934 to notify the Company's shareholders as of the close of business on the Record Date of corporate action expected to be taken pursuant to the consents or authorizations of shareholders representing a majority of the Company’s Common Stock.

 Shareholders holding a majority of the Company's outstanding voting stock voted in favor of the corporate matter outlined in this Information Statement, which action is expected to take place on or before *, 2014.  The Articles of Amendment are attached hereto as Exhibit A.  The matter relates to the approval to authorize an increase in the number of authorized shares of the Company's Common Stock from 150,000,000 to 500,000,000 shares of common stock.

WHO IS ENTITLED TO NOTICE?

 Each outstanding share of Common Stock as of record on the Record Date will be entitled to notice of each matter to be voted upon pursuant to consents or authorizations. Shareholders as of the close of business on the Record Date that held in excess of fifty percent (50%) of the Company's outstanding shares of Common Stock voted in favor of the actions. Under Colorado corporate law, all the activities requiring shareholder approval may be taken by obtaining the written consent and approval of more than 50% of the holders of voting stock in lieu of a meeting of the shareholders. No action by the minority shareholders in connection with the action is required.

WHAT CONSTITUTES THE VOTING SHARES OF THE COMPANY?

The voting power entitled to vote on the actions consists of the vote of the holders of a majority of the voting power of the Common Stock, each of whom is entitled to one vote per share. The Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares will be entitled to vote on all matters submitted to shareholders of the Corporation on an as-converted basis.    As of the Record Date, 138,066,309 shares of Common Stock were issued and outstanding, which such number of issued and outstanding shares includes 700,008 shares of common stock under the Series A Preferred.

WHAT CORPORATE MATTERS WILL THE SHAREHOLDERS VOTE FOR, AND HOW WILL THEY VOTE?

 Shareholders holding a majority of our voting stock have voted in favor of amending the Company's Articles of Incorporation, to increase the number of authorized shares of common stock of the Company from 150,000,000 shares to 500,000,000 shares.

WHAT VOTE IS REQUIRED TO APPROVE THE ACTIONS?

 The affirmative vote of a majority of the shares of our voting stock outstanding on the Record Date, is required for approval of the action. A majority of the outstanding voting shares of voting stock voted in favor of the action.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

 The following table identifies, as of *, 2014, the number and percentage of outstanding shares of Common Stock owned by (i) each person known to the Company who owns more than five percent of the outstanding Common Stock, (ii) each named executive officer and director, and (iii) and all executive officers and directors of the Company as a group:

Name of Beneficial Owner	Common Stock Beneficially Owned (1)		Percentage of Common Stock (1)

Michael Jaynes (2)	30,647,636	(3)	22.2%
Shawn Adamson	30,647,636	(4)	22.2%
All Officers and Directors as a Group	30,647,636		22.2%

(1) Beneficial ownership is determined in accordance with the Rule 13d-3(d)(1) of the Exchange Act, as amended and generally includes voting or investment power with respect to securities. Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table. The above is based on 138,066,309 shares of common stock outstanding as of January 17, 2014, which such number of issued and outstanding shares includes 700,008 shares of common stock under the Series A Preferred.

(2) Officer and/or director of the Company.

(3) Consists of 30,647,636 shares of common stock held by Alcoy International Services. Mr. Jaynes has sole dispositive voting power over shares held by Alcoy International Services.

(4) Consists of 30,647,636 shares of common stock held by Daimiel Global Resources. Mr. Adamson has sole dispositive voting power over shares held by Daimiel Global Resources.

No Director, executive officer, affiliate or any owner of record or beneficial owner of more than 5% of any class of voting securities of the Company is a party adverse to the Company or has a material interest adverse to the Company.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO
INCREASE OF AUTHORIZED SHARES

 On *, 2014, the majority stockholders holding a majority of the issued and outstanding voting shares of the Company approved an amendment to the Company’s Articles of Incorporation, to increase the number of authorized shares of Common Stock from 150,000,000 to 500,000,000.  The Company currently has authorized capital stock of 150,000,000 shares of Common Stock and approximately 138,066,309 shares of Common Stock are outstanding as of *, 2014, which such number of issued and outstanding shares includes 700,008 shares of common stock under the Series A Preferred.  The Company’s Board of Directors (the “Board”) believes that the increase in authorized common shares would provide the Company greater flexibility with respect to the Company’s capital structure for such purposes as additional equity financings, and stock based acquisitions.

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock.  However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock will reduce the current stockholders' percentage ownership interest in the total outstanding shares of Common Stock. This amendment and the creation of additional shares of authorized Common Stock will not alter the current number of issued shares.  The relative rights and limitations of the shares of Common Stock will remain unchanged under this amendment.

 As of *, 2014, a total of 138,066,309 shares of the Company's currently authorized 150,000,000 shares of Common Stock are issued and outstanding, which such number of issued and outstanding shares includes 700,008 shares of common stock under the Series A Preferred. The increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares.  The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult.  For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company, even if the persons seeking to obtain control of the Company offer an above-market premium that is favored by a majority of the independent shareholders. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.  The Company does not have any other provisions in its certificate or incorporation, by-laws, employment agreements, credit agreements or any other documents that have material anti-takeover consequences.  Additionally, the Company has no plans or proposals to adopt other provisions or enter into other arrangements, except as disclosed below, that may have material anti-takeover consequences.  The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

Stockholders should recognize that, as a result of this proposal, they will own a fewer percentage of shares with respect to the total authorized shares of the Company, than they presently own, and will be diluted as a result of any issuances contemplated by the Company in the future.

 Except as set forth below, there are currently no plans, arrangements, commitments or understandings for the issuance of the additional shares of Common Stock which are proposed to be authorized:

JMJ Financial

 On June 19, 2013, the Company closed on a 12%, 12 month convertible promissory note (the “JMJ Note”) with JMJ Financial (“JMJ”). The face amount of the JMJ Note reflects a principal sum of $500,000 for total consideration of $450,000 (or a 10% original issue discount). Upon closing of the JMJ Note, the Company received $100,000 from JMJ. On September 24, 2013, the Company received an additional $25,000 from JMJ.

 JMJ has the right, at its election, to convert all or part of the outstanding and unpaid principal sum and accrued interest (and any other fees) into shares of fully paid and non-assessable shares of common stock of the Company. The conversion price is the lesser of $0.05 or 70% of the average of the three lowest closing prices in the 25 trading days previous to the conversion.

 The JMJ Note is subject to various default provisions (an “Event of Default”), and the occurrence of such an Event of Default will cause the outstanding principal amount under the JMJ Note, together with accrued and unpaid interest, and all other amounts payable under the JMJ Note, to become, at JMJ’s election, immediately due and payable to JMJ.

 The Company determined a beneficial conversion feature exists at the commitment date. A beneficial conversion feature of $32,000 was recorded as a discount to the note and has been amortized over the life of the loan. The debt discount recorded at September 30, 2013 is approximately $22,000.

Based on current stock price of $0.04 as of March 19, 2014, the outstanding principle of $125,000 owed under the JMJ Note is convertible into 4,464,286 shares of common stock.

Asher Enterprises Inc.

 On January 14, 2014, the Company entered into a Securities Purchase Agreement with Asher Enterprises, Inc. ("Asher"), for the sale of an 8% convertible note in the principal amount of $58,000 (the "Asher Note").  The financing closed on January 14, 2014.

 The Asher Note bears interest at the rate of 8% per annum.  All interest and principal must be repaid on October 9, 2014.  The Asher Note is convertible into common stock, at Asher’s option, at a 45% discount to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion.  In the event the Company prepays the Asher Note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by (i) 115% if prepaid during the period commencing on the closing date through 30 days thereafter, (ii) 120% if prepaid 31 days following the closing through 60 days following the closing and (iii) 125% if prepaid 61 days following the closing through 90 days following the closing and (iv) 130% if prepaid 91 days following the closing through 120 days following the closing and (v) 135% if prepaid 121 days following the closing through 150 days following the closing and (vi) 140% if prepaid 151 days following the closing through 180 days following the closing.  After the expiration of 180 days following the date of the Asher Note, the Company has no right of prepayment.

 Asher has agreed to restrict its ability to convert the Asher Note and receive shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock.   The total net proceeds the Company received from this Offering was $58,000, less attorneys fees.   As of the date of the Asher Note, the Company is obligated on the Asher Note issued to Asher in connection with the offering. The Asher Note is a debt obligation arising other than in the ordinary course of business, which constitutes a direct financial obligation of the Company.

Based on current stock price of $0.04 as of March 19, 2014, the outstanding principle of $58,000 owed under the Asher Note is convertible into 2,636,363 shares of common stock.

 The  Company  claims an  exemption  from the  registration  requirements  of the Securities  Act of 1933,  as amended  (the "Act") for the private  placement  of the above  securities  pursuant  to  Section  4(2) of the Act  and/or  Regulation  D promulgated  there under since,  among other  things,  the  transaction  did not involve a public  offering,  each of the parties was an accredited  investor, each of the parties had access to information about the Company  and their  investment,  each of the parties  took the  securities  for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

ANNUAL AND QUARTERLY REPORTS

Our Annual Report on Form  10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, as filed with the SEC, excluding exhibits, are being mailed to shareholders with this Information Statement.  We will furnish any exhibit to our Annual Report on Form 10-K or Quarterly Report on Form 10-Q free of charge to any shareholder upon written request to the Company at 9457 S. University #349, Highlands Ranch, Colorado 80126.  The Annual Report and Quarterly Report are incorporated in this Information Statement. You are encouraged to review the Annual Report and Quarterly Report together with subsequent information filed by the Company with the SEC and other publicly available information .

By Order of the Board of Directors,

/s/ Matthew Veal
Interim Chief Executive Officer and Director

Highlands Ranch, Colorado
*, 2014